                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE CHUBB CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                      LOGO

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 22, 1997 at 11:00 A.M., local time, for the following purposes:

          1. To elect fifteen Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     1997.

          3. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 3, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                            HENRY G. GULICK
                                                 Vice President and Secretary
Dated:  March 17, 1997

--------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                                      LOGO

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                                PROXY STATEMENT

                               ------------------

                                                                  March 17, 1997

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 22, 1997 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies and Shareholder Proposals."

     A copy of the Corporation's Annual Report to Shareholders for 1996 accompanies this Proxy Statement and Proxy which are first being mailed to Shareholders on March 17, 1997.

     As of March 3, 1997, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 172,956,346 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company with subsidiaries principally engaged in the businesses of property and casualty insurance and real estate development. Its principal subsidiaries are Chubb & Son Inc., Federal Insurance Company ("Federal"), Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A., Chubb Life Insurance Company of America ("Chubb Life"), Chubb Colonial Life Insurance Company and Bellemead Development Corporation ("Bellemead"). As previously announced, the Corporation entered into a definitive agreement dated February 23, 1997 to sell its life and health insurance subsidiaries. The operations of these subsidiaries have been classified as discontinued operations as of December 31, 1996.

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the 1996 Annual Meeting except
Sheila P. Burke who was elected a Director by the Board of Directors at its regular meeting on March 7, 1997. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at fifteen. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR

    NAME      AGE(1)
John C. Beck 65
     Senior Member, Beck, Mack & Oliver LLC, an investment counselling firm. Mr. Beck has been associated with Beck, Mack & Oliver since 1958 and first became a partner in
      1962. He was a Director of Bellemead from 1984 to 1989. He first became a Director of the Corporation in 1988. Mr. Beck is also a Director of Russell Reynolds Associates,
      Inc.
Sheila P. Burke 45
     Executive Dean of the John F. Kennedy School of Government, Harvard University. For the
      ten years prior to her appointment as Executive Dean in 1996, Mrs. Burke served as
      Chief of Staff to the United States Senate Majority Leader Bob Dole. Mrs. Burke is a
      Trustee of Marymount University, Arlington, VA and serves on the Board of Directors of
      Picker Institute, Boston, MA and the Commission on Women's Health, The Commonwealth
      Fund, New York, NY. Mrs. Burke was elected a Director of the Corporation by the Board of Directors on March 7, 1997.
James I. Cash, Jr. 49
     The James E. Robison Professor of Business Administration, Harvard University.
      Professor Cash has been a member of the Harvard Business School faculty since 1976.
      Professor Cash first became a Director of the Corporation in 1996. He is also a
      Director of Cambridge Technology Partners, Inc., Knight-Ridder, Inc., State Street
      Corporation, The Tandy Corporation and WinStar Communications, Inc. He is a Trustee of
      the Massachusetts Computer Software Council and Massachusetts General Hospital.
      Professor Cash is also an overseer for the Boston Museum of Science and The Gardner
      Museum.
Percy Chubb, III 62
     Former Vice Chairman of the Corporation. Mr. Chubb retired as an officer of the
      Corporation and employee on February 1, 1997. He continues to serve as a consultant.
      Prior to his retirement he had served as Vice Chairman since June 1986. Prior to his election as Vice Chairman, Mr. Chubb had been an Executive Vice President since 1981.
      He had also served as Vice Chairman of Chubb & Son Inc., Bellemead and Chubb Life, a
      Senior Vice President of Federal and Chairman of Chubb Canada. Mr. Chubb had been associated with Chubb & Son Inc. since 1958. He first became a Director of the
      Corporation in 1978.
Joel J. Cohen 59
     Managing Director, Investment Banking Department, and Director, Mergers and
      Acquisitions, Donaldson, Lufkin & Jenrette Securities Corporation since October 1989.
      Mr. Cohen was a consultant from February 1988 until October 1989. Mr. Cohen had been
      General Counsel: Presidential Task Force on Market Mechanisms from November 1987 through January 1988 and a Partner of Davis Polk & Wardwell, attorneys, until
      September 1987. He had been associated with Davis Polk & Wardwell from 1963 until
      September 1987 and became a Partner in 1969. He first became a Director of the
      Corporation in 1984. Mr. Cohen is also a Director of Maersk, Inc., Maersk Line,
      Limited and Atlantic Pacific Marine Corporation.
David H. Hoag 57
     Chairman and Chief Executive Officer, The LTV Corporation since January 1991 and
      President and Chief Executive Officer of LTV Steel Company from 1983 until 1990. He continues as Chief Executive Officer of LTV Steel Company. Mr. Hoag has been associated with The LTV Corporation since 1960. He first became a Director of the
      Corporation in 1994. Mr. Hoag is also a Director of The LTV Corporation, Lubrizol
      Corporation and Karrington Health Inc. Mr. Hoag serves as Chairman of the Board of
      Trustees of Allegheny College and Chairman of Cleveland Tomorrow.
Robert V. Lindsay 71
     Former President and former Director of J. P. Morgan & Co. Incorporated and its wholly-owned subsidiary, Morgan Guaranty Trust Company of New York, and Chairman of
      the latter's International Council from 1987 to 1989. Mr. Lindsay had been associated with The Morgan Bank from 1949 until his retirement in 1986. He first became a
      Director of the Corporation in 1977. Mr. Lindsay is also a Director of The Fluor
      Corporation, First Hudson Valley Bank, Russell Reynolds Associates, Inc. and United
      Meridian Corporation and is Senior Advisor to Unibank Denmark A/S. Mr. Lindsay serves as Chairman of the John Simon Guggenheim Memorial Foundation.

    NAME      AGE(1)
Thomas C. MacAvoy 68
     Professor of Business Administration, Darden Graduate School of Business
      Administration, University of Virginia since 1988. He is a former Vice Chairman and
      Director of Corning, Inc. Mr. MacAvoy had been associated with Corning, Inc. from 1957 until his retirement in 1987. He first became a Director of the Corporation in 1981.
      Mr. MacAvoy is also a Director of Lubrizol Corporation and Quaker Oats Company.
Gertrude G. Michelson 71
     Former Senior Advisor, R.H. Macy & Co., Inc. ("Macy's") from September 1992 until her retirement in December 1994. Prior to September 1992, Mrs. Michelson had been Senior
      Vice President of Macy's since 1981. Mrs. Michelson had been associated with Macy's since 1947. Mrs. Michelson first became a Director of the Corporation in 1974. Mrs.
      Michelson serves as a Director of General Electric Company, The Goodyear Tire and
      Rubber Company and The Stanley Works, Inc. Mrs. Michelson is a member of the Board of
      Overseers, TIAA - CREF, Governor of the American Stock Exchange and is
      Chairman-Emeritus of the Board of Trustees of Columbia University.
Dean R. O'Hare 54
     Chairman and Chief Executive Officer of the Corporation since September 1996. Prior to
      September 1996, Mr. O'Hare had been Chairman, President and Chief Executive Officer of the Corporation since January 1995. Prior to January 1995, Mr. O'Hare had been
      Chairman and Chief Executive Officer since June 1988. Mr. O'Hare had been President from 1986 until 1988, an Executive Vice President since 1985 and a Senior Vice
      President since 1979. He is Chairman and President of Federal, Vigilant and Great
      Northern, and Chairman of Pacific, Chubb & Son Inc., Bellemead and Chubb Life. Mr.
      O'Hare has been associated with Chubb & Son Inc. since 1963. He first became a
      Director of the Corporation in 1984.
Warren B. Rudman 66
     Partner, Paul, Weiss, Rifkind, Wharton & Garrison, attorneys, since January 1993. Prior to January 1993, Senator Rudman had been a United States Senator from New Hampshire since 1980. Senator Rudman first became a Director of the Corporation in 1993. He is also a Director of Collins & Aikman, Prime Succession and Raytheon Company and a
      Director of eighteen funds in the Dreyfus Family of Mutual Funds. Senator Rudman is
      also Vice Chairman of the President's Foreign Intelligence Advisory Board, Co-Chairman
      of the Concord Coalition and a Trustee of Boston College and serves on the Senior
      Advisory Board of the Institute of Politics of the John F. Kennedy School of
      Government at Harvard University.
Sir David G. Scholey, CBE 61
     Chairman of the International Advisory Council, Swiss Bank Corporation since November
      1995. Prior to November 1995, Sir David had been Chairman of SBC Warburg, the investment banking division of Swiss Bank Corporation, from February 1995 until
      November 1995. Prior to February 1995, Sir David had been Executive Chairman of S.G.
      Warburg Group plc since 1984. He first became a Director of the Corporation in 1991.
      Sir David is also a Director of the Bank of England, a Governor of the British
      Broadcasting Corporation and a Director of J Sainsbury plc. He is also a Governor of
      Wellington College, a Trustee of the Glyndebourne Arts Trust and a Trustee of The
      National Portrait Gallery.
Raymond G.H. Seitz 56
     Vice Chairman, Lehman Bros. International (Europe) since April 1995. Ambassador Seitz had been a Professional Writer since May 1994, following his retirement as Ambassador of the United States of America to the Court of St. James's since 1991 and Assistant
      Secretary of State for European and Canadian Affairs from 1989 to 1991. Ambassador
      Seitz had served as an Officer in the United States Foreign Service since 1966 wherein he held many positions in the U.S. and abroad. He first became a Director of the
      Corporation in 1994. Ambassador Seitz is also a Director of British Airways plc, Cable
      & Wireless Co. plc, The General Electric Company plc, RTZ-CRA plc and Shandwick plc.
      He is a Trustee of the National Gallery, the Royal Academy and the World Monument
      Fund, a member of the Advisory Board of Stanford University and a member of the
      British-American Business Council and the Institute for U.S. Studies at Oxford
      University.

    NAME      AGE(1)
Lawrence M. Small 55
     President and Chief Operating Officer, Federal National Mortgage Association ("Fannie
      Mae") since February 1992. Prior to September 1991, when Mr. Small joined Fannie Mae, he had served as Vice Chairman and Chairman of the Executive Committee, Citicorp and
      Citibank, N.A. since January 1990. Prior to assuming that position, Mr. Small had been
      Sector Executive since 1985, responsible for Citicorp's and Citibank's Institutional
      Bank. He had been associated with Citibank since 1964. He first became a Director of the Corporation in 1989. Mr. Small is also a Director of Fannie Mae and Marriott
      International, Inc. He is also a Director of New York City's Spanish Repertory
      Theatre. He is a Trustee of Morehouse College and New York University Medical Center,
      a Trustee-Emeritus of Brown University and a member of the U.S. Holocaust Memorial
      Council.
Richard D. Wood 70
     Former Chairman of the Board, Eli Lilly and Company from 1973 until his retirement in
      June 1993. Mr. Wood also served as President and Chief Executive Officer until
      November 1991. Eli Lilly and Company is a research-based pharmaceutical company and a global leader in the pharmaceutical industry. Mr. Wood had been associated with Eli
      Lilly and Company since 1950. He first became a Director of the Corporation in 1990.
      Mr. Wood is also a Director of Amoco Corporation and Dow Jones & Company, Inc. He is
      Vice Chairman of the Advisory Board of CID Equity Partners and is also a Trustee of
      DePauw University and is Chairman of the Indianapolis Museum of Art. He is a Director
      of the Indianapolis Symphony Orchestra.

------------------
     (1) As of April 22, 1997.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table lists beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer, and Directors and executive officers as a group in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. Chubb, whose beneficial ownership reflected in the table is 1%.

                                                                        NUMBER OF
                                                                        SHARES OF
                                                                       COMMON STOCK
                                                                       BENEFICIALLY
                                                                          OWNED
                                                                         MARCH 3,
                                NAME                                     1997(1)
--------------------------------------------------------------------- --------------
John C. Beck.........................................................      91,586(2)(19)
Sheila P. Burke......................................................         100
James I. Cash, Jr....................................................       4,200(6)
Percy Chubb, III.....................................................   1,769,750(3)(17)
Joel J. Cohen........................................................      36,900(7)(19)
David H. Hoag........................................................       9,000(8)(19)
Robert V. Lindsay....................................................      38,700(9)(19)
Thomas C. MacAvoy....................................................      24,900(10)(19)
Gertrude G. Michelson ...............................................      36,900(9)(19)
Dean R. O'Hare.......................................................     263,907(13)(17)
Warren B. Rudman.....................................................      16,200(11)(19)
Sir David G. Scholey, CBE............................................      20,300(14)(19)
Raymond G. H. Seitz..................................................       8,200(8)(19)
Lawrence M. Small ...................................................      48,000(15)(19)
Richard D. Wood......................................................      25,028(16)(19)
Robert P. Crawford, Jr. .............................................      87,764(4)(17)
John J. Degnan.......................................................      61,109(5)(17)
Edward Dunlop........................................................      59,085(12)(17)
Directors and Executive Officers as a group .........................   3,189,473(18)

---------------
     (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.
     (2) Includes 54,586 shares held in accounts managed by Beck, Mack & Oliver LLC, for which Mr. Beck disclaims beneficial ownership, 1,000 shares held in a trust for Mr. Beck's benefit and 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).
     (3) Includes 172,560 shares held by trusts for Mr. Chubb's benefit, 19,084 shares owned by a member of Mr. Chubb's family who lives in his home, 1,404 shares held in trusts of which a member of Mr. Chubb's family who lives in his home is trustee, 1,289,550 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of thirteen trustees, and 71,000 shares which Mr. Chubb has a right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan (1992). Mr. Chubb disclaims beneficial ownership of 1,310,038 of such shares.
     (4) Includes 50,225 shares which Mr. Crawford has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan
(1992), 473 shares which Mr. Crawford has the right to purchase within 60 days under the Stock Purchase Plan (1989) and 947 shares held by Mr. Crawford under the Corporation's Dividend Reinvestment Plan.
     (5) Includes 432 shares held by members of Mr. Degnan's family who live in his home, 46,700 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan (1992), 350 shares which Mr. Degnan has the right to purchase within 60 days under the Stock Purchase Plan (1989) and 3,227 shares represented by 301 units in the Corporation Stock Fund of the Capital

Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. Mr. Degnan disclaims beneficial ownership of 432 of such shares.

     (6) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (7) Includes 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (8) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (9) Includes 36,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (10) Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (11) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (12) Includes 8,006 shares held by members of Mr. Dunlop's family who live in his home, 36,750 shares which Mr. Dunlop has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan (1992) and 473 shares which Mr. Dunlop has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. Dunlop disclaims beneficial ownership of 8,006 of such shares.

     (13) Includes 3,596 shares held by Mr. O'Hare as custodian for his children who live in his home, 132,040 shares which Mr. O'Hare has the right to purchase within 60 days under the The Chubb Corporation Long-Term Stock Incentive Plan
(1992) and 473 shares which Mr. O'Hare has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. O'Hare disclaims beneficial ownership of 3,596 of such shares.

     (14) Includes 100 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership, and 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992).

     (15) Includes 200 shares held by Mr. Small as Custodian for his daughter who lives in his home, 3,000 shares held by a member of Mr. Small's family who lives in his home and 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors
(1992). Mr. Small disclaims beneficial ownership of 3,200 of such shares.

     (16) Includes 27 shares held by Mr. Wood under the Corporation's Dividend Reinvestment Plan and 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors
(1992).

     (17) Includes 2,153, 1,757, 1,339, 2,149 and 2,153 shares which were allocated to Messrs. Chubb, Crawford, Degnan, Dunlop and O'Hare, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (18) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Degnan, Dunlop O'Hare, Scholey and Small disclaim beneficial ownership, 21,260 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 21,809 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 362,474 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Option Plan (1984) and The Chubb Corporation Long-Term Stock Incentive Plan (1992), 3,038 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Purchase Plan (1989) and 11,435 shares represented by 1,066 units in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates which are beneficially owned by two executive officers other than those listed in the table above. All Directors and Executive Officers as a group own 1.8% of the outstanding Common Stock.

     (19) Does not include compensation allocated to the Market Value Account of the Deferred Compensation Plan for Non-Employee Directors (See "Directors' Compensation" on page eight). The value of units allocated to this account is based upon the market value of the Corporation's Common Stock. All payments from this plan, including those attributable to the Market Value Account, are made in cash. At March 3, 1997, Directors' allocations to the Market Value Account were as follows:

                                                                             UNIT ALLOCATION
                                  DIRECTOR                                  (SHARE EQUIVALENT)
    ---------------------------------------------------------------------   ------------------
    John C. Beck.........................................................         10,705
    Joel J. Cohen........................................................          8,469
    David H. Hoag........................................................          1,644
    Robert V. Lindsay....................................................          2,450
    Thomas C. MacAvoy....................................................            344
    Gertrude G. Michelson................................................         11,559
    Warren B. Rudman.....................................................            473
    Sir David G. Scholey, CBE............................................            880
    Raymond G. H. Seitz..................................................            315
    Lawrence M. Small....................................................          1,133
    Richard D. Wood......................................................          5,354

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Securities and Exchange Commission rules, the Corporation notes that during 1996, Douglas A. Batting, an Executive Vice President of Chubb & Son Inc., was late in filing a report with the Securities and Exchange Commission under Section 16 of the Act with respect to a sale in September 1996 of 588 shares. Mr. Batting also under-reported his initial ownership of Chubb Common Stock in March 1996 by 956 shares held in street name. Thomas C. MacAvoy, a Director of the Corporation, was late in filing a report relating to four sales in August 1993 each for 1,000 shares.

CERTAIN SHAREHOLDERS

     As of March 3, 1997, the Royal & Sun Alliance Insurance Group plc ("Royal & Sun Alliance") at 1 Bartholomew Lane, London, EC2N 2AB, England held 9,023,916 shares of Common Stock of the Corporation (approximately 5.2% of the outstanding Common Stock at March 3, 1997). Royal & Sun Alliance has reported that it holds such shares for the purpose of investment.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders."

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has, among other Committees, an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Hoag, Seitz, Small and Wood and Mrs. Michelson. No officer of the Corporation or of any of its subsidiaries may serve on the Audit Committee. In 1996, the Committee met four times. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Corporation and, to the extent the Committee deems appropriate, of the Corporation's subsidiaries; meeting with the Corporation's independent auditors to review their reports on their audits of the Corporation's accounts, their comments on the internal accounting controls and internal audit procedures of the Corporation and the action taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Corporation's independent auditors. The Committee has the power at its discretion to order interim and surprise audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

     The Organization & Compensation Committee is composed of Messrs. Lindsay and Small (Co-Chairmen), Hoag and Wood and Mrs. Michelson. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 1996, the Committee met four times. The

Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992), The Chubb Corporation Long-Term Stock Incentive Plan (1996) (the "Long-Term Stock Incentive Plan"), the Annual Incentive Compensation Plan (1996) (the "Annual Incentive Compensation Plan"), The Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan (1987)"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan, the Stock Purchase Plan (1989) of The Chubb Corporation (the "Stock Purchase Plan (1989)") and The Chubb Corporation Stock Option Plan (1984) (the "Stock Option Plan (1984)") and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Mrs. Michelson (Chairperson) and Messrs. Cohen and Lindsay. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors, considers Director performance before recommending re-election and makes recommendations concerning the size and composition of the Board. In 1996, the Committee met two times. The Committee will consider Shareholder recommendations for Director upon receipt of appropriate biographical information and confirmation of the proposed nominee's bona fide intent to serve on the Board of Directors if nominated and elected. For additional information on this process, Shareholders should write to Henry
G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

DIRECTORS' ATTENDANCE

     In fiscal year 1996, there were four meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except David H. Hoag.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of two of the Corporation's subsidiaries: Federal and Vigilant. Certain of the Corporation's Directors are also directors of other subsidiaries of the Corporation. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Boards of Directors of Federal, Vigilant and Chubb Life.

     Each Director receives an annual stipend in the amount of $25,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,000 is paid to Directors for each meeting of the Board of Directors attended, of which the Corporation, Federal, Vigilant and Chubb Life each pay $250. Directors receive a fee of $1,000 for each Committee meeting attended. In those instances where Committees of the Corporation, Federal, Vigilant and Chubb Life meet concurrently, each shares proportionately in the payment of the fee. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee and the Pension & Profit Sharing Committee receive an annual stipend from the Corporation of $5,000. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $10,000 for service on those committees in lieu of the foregoing committee stipends. As members of the International Advisory Board of The Chubb Corporation, Messrs. Lindsay, O'Hare, Scholey and Seitz received meeting fees of $5,000 each in 1996. Members of the Life Advisory Committee of Chubb Life receive an annual stipend of

$5,000 in addition to a fee of $1,000 for each Committee meeting attended, both of which are paid by Chubb Life. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     For the year 1996, Messrs. Chubb and O'Hare also received directors' fees from certain subsidiaries of the Corporation totalling $2,000 each.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At its regular Board meeting in December 1995, the Board of Directors adopted guidelines suggesting that eligible Non-Employee Directors voluntarily defer 50% of all stipends into the Market Value Account starting in 1996. At March 3, 1997, deferred compensation accounts were maintained for 11 Directors, all of whom are currently deferring compensation pursuant to this plan. For 1996, Directors deferred $436,250 of compensation from the Corporation and its subsidiaries. At December 31, 1996, the aggregate account values reflecting Directors' deferrals and earnings on such deferrals were as follows: $2,329,113 for the Market Value Account, $1,420,900 for the Shareholder's Equity Account and $17,018 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each non-employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 3, 1997, 12 eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) by the Board of Directors and approved by Shareholders in 1992. Upon the recommendation of the Board of Directors, it was again extended, amended and approved by Shareholders in 1996 as The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan provides that an aggregate of 400,000 shares of Common Stock of the Corporation be available for issuance upon exercise of options granted thereunder. The 1996 Non-Employee Directors Plan shall terminate on the day following the 2001 Annual Meeting of Shareholders.

     The 1996 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, may receive options under the 1996 Non-Employee Directors Plan. There are currently 14 Eligible Directors. Following the election of Directors, as of the date of each Annual Meeting that occurs while the 1996 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 4,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1996 Non-Employee Directors Plan are nonstatutory options. The options shall be exercisable in whole or in part at all times after the date of grant. All outstanding options held by an optionee shall be automatically canceled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall have, unless the Board of Directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the Non-Employee Directors Plans.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                                                      -----------------------
                                                                                        AWARDS
                                                                                      ----------
                                                                                      SECURITIES    PAYOUTS
                                              ANNUAL COMPENSATION        RESTRICTED   UNDERLYING   ----------   ALL OTHER
                                          ----------------------------     STOCK       OPTIONS/       LTIP       COMPEN-
      NAME AND PRINCIPAL POSITION         YEAR   SALARY(1)   BONUS(2)    AWARDS(3)     SARS(4)     PAYOUTS(5)   SATION(6)
----------------------------------------  -----  --------   ----------   ----------   ----------   ----------   ----------
Dean R. O'Hare..........................   1996  $837,732   $1,268,267    $180,747      117,650     $379,506     $181,187
 Chairman and                              1995   803,116    1,227,390           0       40,080      342,810      141,631
 Chief Executive Officer                   1994   765,232      628,260           0       24,000      289,229      116,504
Percy Chubb, III........................   1996   381,001      508,250           0       16,000      166,611       81,318
 Vice Chairman                             1995   356,462      579,915           0       16,800      115,733       60,955
                                           1994   340,770      275,007           0       10,000      102,868       46,619
Robert P. Crawford, Jr..................   1996   313,001      507,430     108,471       32,830      185,136       72,807
 Executive Vice President                  1995   295,001      568,321           0       18,520      124,313       57,316
                                           1994   260,001      298,559           0       10,000       89,951       37,553
John J. Degnan..........................   1996   287,693      455,917      90,402       27,360      120,327       58,487
 President                                 1995   260,001      456,482           0       13,600      111,443       44,092
                                           1994   235,000      194,026           0        8,000       89,951       34,227
Edward Dunlop...........................   1996   264,024      265,140      72,333       16,440      111,093       50,878
 Senior Vice President                     1995   246,985      346,278           0       12,360      102,863       41,164
                                           1994   222,193      175,952           0        6,800       86,761       32,110

---------------

(1) Includes directors fees for 1996, 1995 and 1994 of $11,000, $11,000 and $6,000 for Mr. O'Hare and $6,000, $5,500 and $6,000 for Mr. Chubb.

(2) Includes amounts paid for such years under the Annual Incentive Compensation Plan and under the Profit Sharing Plan (1987) and also includes amounts paid for 1994 and 1995 in settlement of equity share awards under the Long-Term Stock Incentive Plan and includes for 1995 for Mr. Degnan an award of unrestricted shares of Common Stock of the Corporation under the Long-Term Stock Incentive Plan. Payments in settlement of equity share awards were made in cash for 1995 and for 1994 partly in cash and partly in convertible debentures. All outstanding convertible debentures were called and converted to shares in 1996. If the executive terminates employment prior to five years after the issuance of a debenture, the converted shares are forfeited except for certain specified terminations. The converted shares are also non-transferable (except in the case of death) for a period of five years after the date of conversion.

(3) Represents the fair market value of performance based restricted stock awarded at 100% of fair market value as of the February 20, 1997 award date ($57.00 per share) without diminution in value attributable to the restrictions on such stock under the Long-Term Stock Incentive Plan. The awards generally become vested three years after the date of grant, but may vest earlier upon death, disability, retirement or other termination with the consent of the Organization & Compensation Committee. Dividends declared on the common stock of the Corporation are paid on outstanding restricted stock awards. For the purposes of the Securities and Exchange Commission's compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. The total number and value (based on a per share price at December 31, 1996 of $53.75) of performance shares outstanding for the three year periods ending December 1997 and 1998 are 23,400 ($1,257,750) for Mr. O'Hare, 10,400 ($559,000) for Mr. Chubb,
    11,200 ($602,000) for Mr. Crawford, 8,600 ($462,250) for Mr. Degnan and
    7,600 ($408,500) for Mr. Dunlop.

(4) Includes options granted in such years under the Long-Term Stock Incentive Plan.

(5) Includes payments made in settlement of performance share awards for Messrs. O'Hare, Chubb, Crawford and Degnan for the three year periods ended December 31, 1994 and 1996 and for the two year period ended December 31, 1995 and for Mr. Dunlop for the three year periods ended December 31, 1994, 1995 and 1996 under the Long-Term Stock Incentive Plan.

(6) Includes allocations for 1996, 1995 and 1994 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $73,069, $53,885 and $49,369 for Mr. O'Hare, $33,000, $23,622 and $19,791
    for Mr. Chubb, $29,720, $22,364 and $16,000 for Mr. Crawford, $23,668,
    $17,284 and $14,600 for Mr. Degnan and $20,561, $16,171 and $13,688 for Mr.
    Dunlop and allocations for 1996,

    1995 and 1994 under the ESOP qualified plan and the ESOP excess plan of $108,118, $87,746 and $67,135 for Mr. O'Hare, $48,318, $37,333 and $26,828
    for Mr. Chubb, $43,087, $34,952 and $21,553 for Mr. Crawford, $34,819,
    $26,808 and $19,627 for Mr. Degnan and $30,317, $24,993 and $18,422 for Mr.
    Dunlop.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                             -------------------------------------------------------    POTENTIAL REALIZED
                                             % OF                                              VALUE
                                             TOTAL                                    AT ASSUMED ANNUAL RATES
                              NUMBER OF    OPTIONS/                                       OF STOCK PRICE
                             SECURITIES      SARS                                        APPRECIATION FOR
                             UNDERLYING   GRANTED TO   EXERCISE                           OPTION TERM(3)
                              OPTIONS/     EMPLOYEES    OR BASE                       -----------------------
                                SARS       IN FISCAL     PRICE
            NAME             GRANTED(1)     YEAR(2)    PER SHARE   EXPIRATION DATE        5%          10%
---------------------------- -----------  -----------  ---------  ------------------  ----------   ----------
Dean R. O'Hare..............    36,000        1.48%    $$48.7500  February 28, 2006   $1,103,710   $2,797,018
                                81,650        3.35%    $ 48.7500  August 5, 2006       2,503,276    6,343,792
Percy Chubb, III............    16,000        0.66%    $ 48.7500  February 28, 2006      490,538    1,243,119
Robert P. Crawford, Jr......    18,000        0.74%    $ 48.7500  February 28, 2006      551,855    1,398,509
                                14,830        0.61%    $ 48.7500  August 5, 2006         454,667    1,152,216
John J. Degnan..............    15,000        0.62%    $ 48.7500  February 28, 2006      459,879    1,165,424
                                12,360        0.51%    $ 48.7500  August 5, 2006         378,940      960,310
Edward Dunlop...............    11,200        0.46%    $ 48.7500  February 28, 2006      343,376      870,183
                                 5,240        0.22%    $ 48.7500  August 5, 2006         160,651      407,122

---------------

(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. In anticipation of his retirement on February 1, 1997, Mr. Chubb did not receive an option grant in August 1996. These options are exercisable for 50% of the number of shares shown on March 1, 1997 and August 6, 1997, and 100% on March 1, 1998 and August 6, 1998. The exercise price for each stock option is not less than the fair market value of the Corporation's Common Stock on the date of grant. There is an option restoration feature with each option which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable.

(2) Based on total grants in 1996 of 2,434,639 shares.

(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
      OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                SECURITIES
                                                                UNDERLYING        VALUE OF UNEXERCISED
                                                                UNEXERCISED           IN-THE-MONEY
                                                               OPTIONS/SARS           OPTIONS/SARS
                                                                 AT FY-END            AT FY-END(1)
                         SHARES ACQUIRED          VALUE        EXERCISABLE/           EXERCISABLE/
         NAME              ON EXERCISE           REALIZED      UNEXERCISABLE         UNEXERCISABLE
-----------------------  ---------------         --------     ---------------     --------------------
Dean R. O'Hare.........       13,384             $429,424     114,040/137,690      $1,727,692/$843,133
                              30,500(SAR)         839,290           --                     --
Percy Chubb, III.......       11,600              435,671       63,000/24,400        1,267,111/186,837
Robert P. Crawford,
  Jr. .................        7,444              241,854       45,516/42,090          728,328/281,925
John J. Degnan.........      --                     --          39,200/34,160          679,861/223,287
Edward Dunlop..........      --                     --          31,150/22,620          479,804/160,802

---------------

(1) Based on a value per share at December 31, 1996 of $53.75.

IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                                ESTIMATED FUTURE PAYOUTS
                                                              PERFORMANCE OR        UNDER NON-STOCK
                                                NUMBER OF      OTHER PERIOD     PRICE-BASED PLANS (UNITS
                                              SHARES, UNITS       UNTIL                  OR $)
                                                OR OTHER      MATURATION OR    --------------------------
                    NAME                        RIGHTS(1)         PAYOUT       THRESHOLD  TARGET  MAXIMUM
--------------------------------------------  -------------   --------------   ---------  ------  -------
Dean R. O'Hare..............................      15,000          1996-98        7,500    15,000  22,500
Percy Chubb, III............................       6,400          1996-98        3,200     6,400   9,600
Robert P. Crawford, Jr......................       6,600          1996-98        3,300     6,600   9,900
John J. Degnan..............................       5,600          1996-98        2,800     5,600   8,400
Edward Dunlop...............................       4,800          1996-98        2,400     4,800   7,200

---------------
(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 1996 with respect to the three year performance cycle ending December 31, 1998. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Organization & Compensation Committee Report on pages 14 through 18 shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
          THE STANDARD & POOR'S 500 STOCK INDEX, THE STANDARD & POOR'S
             PROPERTY AND CASUALTY INDEX AND THE STANDARD & POOR'S
                           MULTI-LINE INSURANCE INDEX

     MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)           CHUBB           S&P 500          S&P P&C.         S&P M-L
1991                                      100              100              100              100
1992                                      118              108              117              114
1993                                      105              118              115              128
1994                                      107              120              121              134
1995                                      137              165              163              197
1996                                      156              203              199              250

---------------
* Assumes that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

                   ORGANIZATION & COMPENSATION COMMITTEE REPORT

  EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     A position evaluation program establishes grade levels among all positions reflecting the importance and value of each position to the Corporation. A position's grade level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility pursuant to the regulations under
Section 162(m) of the Internal Revenue Code. Under these regulations, which became effective January 1, 1994, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible. Accordingly, in connection with the previously announced sale of Chubb Life and the evaluation of the strategic alternatives with respect to Bellemead, the Committee determined that it would be appropriate to adjust certain compensation award formulas so that the intended benefits of such awards, as initially proposed, are preserved.

     The cornerstone of the Corporation's compensation program is to pay for performance. Other than base salary, all major elements of the Corporation's executive compensation programs vary directly with both corporate and individual performance. As part of that, the Committee sets difficult performance targets for its executives. The Committee also sets its total compensation target to be superior to industry peers, contingent upon superior performance. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

     In 1996, the Committee requested that a newly retained nationally recognized executive compensation consulting firm complete a comprehensive review of the Corporation's executive officer compensation strategy and competitive position. This review resulted in actions by the Committee to establish a revised peer group of companies in the insurance, financial services and banking industries in order to more appropriately measure the competitive position of the compensation potentially available to executive officers of the Corporation. These actions included: during 1996, increasing stock option grant guidelines by 47% to 277%, dependent on the executive officer's position, and approving a second option grant to bring the total grants made to executive officers in 1996 in line with competitive grants made to executive officers in the revised peer group; and, for 1997, increasing annual incentive targets by 7% to 18%.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary range established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the salary ranges used in the compensation program are competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement from one grade level to another and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For 1996, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan
(1996). This plan's formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and return on equity. Included in this industry comparison group are three out of the six companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index and four of the six companies which comprise the Standard & Poor's Multi-Line Insurance Index used in the Performance Graph on page 14 as well as one other insurance company against which the Corporation has over time compared itself.

     The annual incentive pool actually paid is determined by weighing the combined ratio result as well as the net income and return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each job grade to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and salary grade midpoint. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff development, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Over the past few years, annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     Other annual cash incentive plans in which certain executive officers participate include the Bellemead Development Corporation Incentive Compensation Plan (the "Bellemead Incentive Plan"), the Chubb LifeAmerica Incentive Compensation Plan (the "Chubb Life Incentive Plan"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan"), The Profit Sharing Plan (1987), The Bellemead Profit Sharing Plan and The Profit Sharing Plan of Chubb America Service Corporation. The Bellemead Incentive Plan and the Chubb Life Incentive Plan are each based on a formula which measures the achievement of actual net income against planned net income. The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant's eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation. The Bellemead Profit Sharing Plan provides for cash awards on a sliding scale of 0% to 3% of a participant's annual compensation depending upon the relationship of planned to actual net income for the year. The Profit Sharing Plan of Chubb America Service Corporation provides for cash awards on a sliding scale of 0% to 4% of a participant's annual compensation depending on Chubb Life's annual results.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally recognized executive compensation consulting firm and periodically the Committee obtains the advice of such consulting firms with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, performance share awards and restricted stock awards.

     Stock option awards are based on guidelines that provide for larger awards commensurate with position levels that reflect competitive grant practices within a broad peer group of companies in the insurance, financial services and banking industries. Included in the peer group are five of the six companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index, five of the six companies which comprise the Standard & Poor's Multi-line Index and three additional insurance companies against which the Corporation has over time compared itself. The peer group also contains two insurance brokerages and seven financial services and banking companies, reflecting the fact that the Corporation also operates generally within the broader financial services industry.

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on position level and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. In 1996, a performance goal was established for the three year performance period ending in 1998 reflecting a cumulative operating earnings per share target for such period.

     In lieu of the previously issued equity share awards, the Committee in 1996 established overall pools and, for selected senior executives, individual maximum awards for performance based restricted stock awards. The overall pools established for performance cycles ending December 31, 1996, 1997 and 1998 were set not to exceed 15% of the number of performance shares deemed earned for the performance share cycles concluding on such dates. Allocations for selected senior executives were based on their potential performance and long range contributions to the Corporation.

     Regular restricted stock awards are generally granted as an alternative to performance shares to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants and performance based restricted stock grants.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the compensation program except regular restricted stock awards. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below.

     Mr. O'Hare's salary was reviewed in December 1996 under the Corporation's normal merit guidelines. Based upon the Committee's judgment that his performance was excellent during the 15 month review period, Mr. O'Hare received an increase of 5.5%. The principal performance criteria considered by the Committee were the Corporation's key financial measures such as growth in earnings per share, net income, operating income, return on equity and revenue against established targets. Additional criteria considered were global expansion, industry leadership, corporate citizenship and succession planning.

     Mr. O'Hare's annual cash incentive award for 1996 was $1,250,000, which represents an increase of 25% from the incentive award paid for 1995. The Corporation achieved a combined loss and expense ratio of 98.3%, which outperformed the combined ratio average of 105.3% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, the Corporation achieved 98% of its net income (as defined) goal and recorded an operating earnings return on equity of 11.6%, which surpassed the industry comparison group's average of 11.2%. The Committee determined that Mr. O'Hare's leadership skills and financial management talent contributed substantially to these results and reflected this in the incentive award paid to him. Mr. O'Hare, as did all other eligible employees, received a payment of one percent (1%) of eligible compensation for the 1996 plan year pursuant to the terms of the Profit Sharing Plan (1987).

     In February 1996, Mr. O'Hare was granted 15,000 performance shares for the three year performance period ending December 1998. In February 1996, Mr. O'Hare was granted stock options for 36,000 shares. Subsequent to the review of the Corporation's executive officer compensation strategy and competitive position as described above under the "Executive Officer Compensation Policies" section of this report, Mr. O'Hare was granted additional stock options for 81,650 shares in August 1996. The Committee recognized that the Corporation achieved excellent results in 1995 as measured by, among other things, the principal performance criteria described above. The Committee decided to award grants that were highly competitive within the revised peer group described under the general discussion concerning Long-Term Incentive Awards. Both of the option grants and the performance share grant are in the top half of the grant guideline range which the Committee has established for Mr. O'Hare's position.

     With respect to performance shares granted in June 1994 for the three year performance period which ended December 1996, the cumulative earnings per share, as adjusted, during this performance period were somewhat below the target established by the Committee in 1994. On this basis, Mr. O'Hare earned performance shares having a value of $379,506, compared with the performance share award payment made last year of $342,810.

     On February 20, 1997, Mr. O'Hare was awarded 3,171 shares of performance based restricted stock for 1996 results. The shares had a fair market value on the award date of $180,747 (without regard to any diminution in value attributable to the restrictions on the shares). This compares with his equity share award for 1995 of $186,977. The Committee believes that the percentage of the performance based restricted stock pool awarded to Mr. O'Hare reflects his contribution to the Corporation's results and directly relates to the financial interests of Shareholders, management and employees.

     Total compensation reported for Mr. O'Hare for 1996, including payment of performance shares for the three year cycle ended December 31, 1996, was $2,847,439 which is 13.2% more than his corresponding 1995 total compensation of $2,514,947.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who comprised the Organization & Compensation Committee as of March 6, 1997:

Robert V. Lindsay (Co-Chairman)     David H. Hoag
Lawrence M. Small (Co-Chairman)     G. G. Michelson
                                    Richard D. Wood

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in The Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 1996, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan (but not more than 35 years) and (y) the difference between
(i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Code, and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement at the age of 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS
                        TO AN EMPLOYEE RETIRING IN 1997

                                                     YEARS OF CREDITED SERVICE
   FINAL                      -----------------------------------------------------------------------
  AVERAGE                                                                                     35 OR
 EARNINGS                        15             20              25               30           MORE
-----------
$   100,000 ................. $ 26,250       $ 35,000       $   43,750       $   52,500     $  61,250
    200,000 .................   52,500         70,000           87,500          105,000       122,500
    300,000 .................   78,750        105,000          131,250          157,500       183,750
    400,000 .................  105,000        140,000          175,000          210,000       245,000
    500,000 .................  131,250        175,000          218,750          262,500       306,250
    600,000 .................  157,500        210,000          262,500          315,000       367,500
    700,000 .................  183,750        245,000          306,250          367,500       428,750
    800,000 .................  210,000        280,000          350,000          420,000       490,000
    900,000 .................  236,250        315,000          393,750          472,500       551,250
  1,000,000 .................  262,500        350,000          437,500          525,000       612,500
  1,100,000 .................  288,750        385,000          481,250          577,500       673,750
  1,300,000 .................  341,250        455,000          568,750          682,500       796,250
  1,500,000 .................  393,750        525,000          656,250          787,500       918,750
  1,600,000 .................  420,000        560,000          700,000          840,000       980,000
  1,700,000 .................  446,250        595,000          743,750          892,500     1,041,250
  1,800,000 .................  472,500        630,000          787,500          945,000     1,102,500
  1,900,000 .................  498,750        665,000          831,250          997,500     1,162,750
  2,000,000 .................  525,000        700,000          875,000        1,050,000     1,225,000
  2,100,000 .................  551,250        735,000          918,750        1,102,500     1,286,250
  2,200,000 .................  577,500        770,000          962,500        1,155,000     1,347,500
  2,300,000 .................  603,750        805,000        1,006,250        1,207,500     1,408,750
  2,400,000 .................  630,000        840,000        1,050,000        1,260,000     1,470,000
  2,500,000 .................  656,250        875,000        1,093,750        1,312,500     1,531,250

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Bellemead Incentive Plan, the Chubb Life Incentive Plan, the Investment Department Incentive Plan and the Profit Sharing Plan (1987) in the year paid rather than the year earned and, effective January 1, 1992, includes awards under the Bellemead Profit Sharing Plan and the Profit Sharing Plan of Chubb America Service Corporation.

     With respect to the individuals named in the Summary Compensation Table on page 11, Messrs. Chubb, Crawford, Degnan, Dunlop and O'Hare have 35, 30 1/2, 5, 32 1/2, and 32 1/2 years of credited service, respectively, and their 1996 remuneration for purposes of the Pension Program was $842,718, $759,774, $604,656, $526,153, and $1,867,145, respectively.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with six executive officers of the Corporation. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the Directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two year period.

     If a change in control occurs and the officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the officer except for Good Reason), the officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such officer to duties inconsistent with the officer's position prior to such change in control; reduction of the officer's base salary or bonus; the Corporation acting with adverse effect upon the officer's benefits under any benefit plans in which the officer is participating at the time of such change in control; or a determination made by the officer in good faith that as a result of such change in control the officer cannot discharge the officer's duties effectively.

     Upon such termination, the officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the change in control and (ii) the average of the officer's annual awards under the Corporation's, Bellemead's and Chubb Life's incentive compensation plans for the three years preceding such change in control. The multiple is four in the case of Mr. O'Hare and two in the case of the other officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the officer immediately prior to the change in control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the officer. The officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 7, 1997, payments to the officers with whom the Corporation has severance agreements would have been as follows: Mr. Robert P. Crawford, Jr., $1,460,068; Mr. John J. Degnan, $1,227,402; Mr. Donn H. Norton, $892,001; David
B. Kelso, $833,333; Mr. Dean R. O'Hare, $7,220,003 and Ms. Theresa M. Stone, $917,335. The Corporation does not believe that payment of these amounts would have a material adverse effect on the financial or operating condition of the Corporation. The Long-Term Stock Incentive Plans provide for the accelerated payment or vesting of awards granted under such plans in the event of a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Lindsay and Small (Co-Chairmen), Hoag and Wood and Mrs. Michelson. No current or former officers or employees of the Corporation or any of its subsidiaries serves on the Organization & Compensation Committee and no executive officer of the Corporation has served on the compensation committee of another corporation.

     Mr. Joel J. Cohen was a member of the Organization & Compensation Committee until his resignation from the Committee as of March 1, 1996. Mr. Cohen is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides securities brokerage services to the Corporation and its subsidiaries. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership of which DLJ Merchant Banking Inc. is the managing general partner.

     Mr. Lawrence M. Small is President and Chief Operating Officer of Fannie Mae. The Corporation and its subsidiaries purchase, in the ordinary course of business, debt securities guaranteed by Fannie Mae.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Mr. Percy Chubb, III retired as an officer of the Corporation and from employment on February 1, 1997. Mr. Chubb continues as a consultant to the Corporation for which he is paid $100,000 per annum in quarterly installments on the last day of each calendar quarter.

     Messrs. Cohen and Small are affiliated with organizations that did business with the Corporation and its subsidiaries during 1996. See "Compensation Committee Interlocks and Insider Participation."

     Senator Rudman is a Partner of Paul, Weiss, Rifkind, Wharton & Garrison, which firm has acted as counsel to a subsidiary of the Corporation.

     Sir David G. Scholey, CBE is Chairman of the International Advisory Council of Swiss Bank Corporation. A division of Swiss Bank Corporation, SBC Warburg, an investment banking firm, through its affiliate companies, during 1996 provided certain securities transaction services to the Corporation and its subsidiaries.

     Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), which firm provides securities transaction services to the Corporation and its subsidiaries.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 1996, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty and life and health personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the regular price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Corporation has relationships with insurance companies which are subsidiaries of Royal & Sun Alliance, an insurance holding company organized under the laws of England (collectively, the "Sun Group"). As reported, the Sun Group as of March 3, 1997 was the beneficial owner of approximately 5.2% of the Corporation's Common Stock, acquired solely for the purpose of investment.

     The Corporation's property and casualty insurance subsidiaries reinsured a portion of their United States insurance business on a quota share basis with one of the Sun Group companies. In 1996, this Sun Group company's premiums earned arising from such reinsurance were $348,024,000. Pursuant to the contract which governs the relationship, this Sun Group company pays to the Corporation's property and casualty insurance subsidiaries an override commission and a profit commission, the latter determined by the prior year's results of that business. Such payments were $5,076,000 and $2,373,000, respectively, in 1996. Pursuant to an agreement effective January 1, 1992, Chubb & Son Inc. provides staff for several of the Sun Group companies on a cost reimbursement basis. The amount of the cost reimbursement for 1996 under this agreement was approximately $170,000.

     A wholly-owned subsidiary of the Corporation assumed reinsurance on a quota share basis from members of the Sun Group with respect to certain of the Sun Group's property and casualty insurance business. Assumed reinsurance premiums earned from this business amounted to $282,905,000 for the year 1996. Members of the Sun Group receive profit commissions which are determined by the results of that business. In 1996, commission payments of approximately $2,289,000 were made.

     Effective January 1, 1997, the agreements pertaining to the exchange of reinsurance between the Corporation's property and casualty insurance subsidiaries and members of the Sun Group referred to above were terminated. In 1997, the Corporation's property and casualty insurance subsidiaries will receive approximately $300,000,000 as the net result of the portfolio transfers of unearned premiums and loss reserves as of January 1, 1997 related to the termination of the agreements.

     The Corporation's property and casualty insurance subsidiaries entered into a stop loss reinsurance agreement with a subsidiary of the Sun Group, effective year end 1985, relating to medical malpractice loss reserves. The agreement included a commutation provision under which the property and casualty insurance subsidiaries had an option to reassume the remaining liability of the Sun Group as of December 31, 1995. The property and casualty insurance subsidiaries exercised this option, which resulted in an amount due from the Sun Group to the property and casualty insurance subsidiaries of $191,194,000.

     Wholly-owned subsidiaries of the Corporation have participated in two joint ventures with Sun Group companies to market homeowners insurance and surety bonds, respectively.

     Additionally, in the regular course of their international business, the Corporation's property and casualty insurance subsidiaries may and do assume and cede reinsurance to and from members of the Sun Group, as they do with other insurers on similar terms and conditions.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, recommends for approval by the Shareholders the selection of Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Corporation for the year 1997. Ernst & Young has acted as such auditors for the Corporation for many years.

     In addition to its principal service of auditing the financial statements of the Corporation and its subsidiaries, Ernst & Young provided certain non-audit services for the Corporation and its subsidiaries during 1996, and such services were approved by the Audit Committee. In approving such services, the Audit Committee determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

           VOTING, SOLICITATION OF PROXIES AND SHAREHOLDER PROPOSALS

     The Proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If a choice is not made with respect to such proposals and authority to vote for Directors is not withheld, the Proxy will be voted in favor of such proposals and will be voted for the election of Directors as described under "Election of Directors" above.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. Approval of the selection of independent auditors requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions will not be counted in tabulating the votes with respect to the approval of selection of independent auditors. Broker non-votes will not be counted in tabulating the votes with respect to the proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson & Company Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $12,500 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 1998 Annual Meeting must be received by the Corporation no later than November 17, 1997 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting.

                      By order of the Board of Directors,

                                          HENRY G. GULICK
                                             Vice President and Secretary

March 17, 1997

PROXY


                           THE CHUBB CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
              THE CORPORATION FOR ANNUAL MEETING APRIL 22, 1997

The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation") acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 17, 1997 and the undersigned revokes all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK and PHILIP J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 22, 1997 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

     Election of Directors, Nominees:

     John C. Beck, Sheila P. Burke, James I. Cash, Jr., Percy Chubb, III, Joel J. Cohen, David H. Hoag, Robert V. Lindsay, Thomas C. MacAvoy, Gertrude G. Michelson, Dean R. O'Hare, Warren B. Rudman,
     Sir David G. Scholey, CBE, Raymond G. H. Seitz, Lawrence M. Small, and Richard D. Wood.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE




/ X / PLEASE MARK YOUR VOTES AS THIS EXAMPLE                       1816

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION RECOMMENDS A VOTE FOR:

1.  Election of Directors (see reverse)

             FOR          WITHHELD

             / /             / /

For, except vote withheld from the following nominee(s):

----------------------------------------------------------------------------

2. Approval of Ernst & Young LLP as the independent auditors of the Corporation.

             FOR          AGAINST          ABSTAIN

             / /            / /              / /




SIGNATURE(S)________________________________________________ DATE______________

NOTE: Please sign name exactly as printed hereon. Joint owners should each sign. When signing as attorney, administrator, executor, guardian or trustee, please give title as such.